UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 30, 2009

VOICE MOBILITY INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-27387

(Commission File Number)

33-0777819

(IRS Employer Identification No.)

100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada V5C 6A8

(Address of principal executive offices and Zip Code)

(604) 482-0000

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Following receipt of shareholder approval at our company’s annual and special meeting held on June 11, 2009, our company closed the exchange agreement dated April 16, 2009 on June 30, 2009. We entered into the exchange agreement with Voice Mobility Inc., a wholly-owned operating subsidiary of our company, and seven persons who held a principal amount of Cdn$6,737,601 pursuant to a number of secured promissory notes issued by our operating subsidiary. On the closing date, the holders exchanged the principal amount underlying the promissory notes for an aggregate issuance of 19,250,280 convertible preferred shares of our company at a rate of Cdn$0.35 per preferred share. All accrued interest on the promissory notes was forgiven as of June 30, 2009.

Pursuant to the terms of the exchange agreement, and on June 30, 2009, we entered into a registration rights agreement with each of the holders of the preferred shares to grant demand rights to such persons. Upon receiving a

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demand notice from such holders, our company is required to undertake commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission within 60 days of receiving the notice and required to undertake commercially reasonable efforts to ensure the registration statement is declared effective within 120 days of receiving the notice. Our company is not subject to any penalties in the event we require additional time to file the registration statement or to ensure it is effective.

In addition to the entry into the registration rights agreement, our operating subsidiary has agreed to secure the potential redemption or retraction amount that may be payable by our company to the holders of the convertible preferred shares upon the redemption or retraction of such shares. On June 30, 2009, our operating subsidiary entered into a general security agreement whereby it agreed to grant a fixed security interest in favor of the holders in all personal property held by our operating subsidiary and a floating charge against all real and personal property held or later acquired by our operating subsidiary.

Item 3.02	Unregistered Sales of Equity Securities.

On June 30, 2009, we issued 19,250,280 convertible preferred shares to seven persons in exchange for the elimination of an aggregate amount of Cdn$6.7 million in outstanding promissory notes. The convertible preferred shares were issued at a rate of Cdn$0.35 per preferred share and are convertible into common shares on a one for one basis.

Our company has designated the preferred shares as Series C Non Voting Convertible Preferred Stock, which have a par value of US$0.001 per preferred share. In the event of any liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of the preferred shares will be entitled to be paid first out of the assets of our company available for distribution to holders of our company’s capital stock of all classes, before payment or distribution of any of such assets to the holders of the shares of common stock or any other class or series of our company’s capital stock designated to be junior to the preferred shares, an amount equal to Cdn$0.35 per preferred share (which amount will be subject to equitable adjustment whenever there occurs a combination of shares, reclassification, subdivision, consolidation or other similar event with respect to the preferred shares), and thereafter the assets of our company will be distributed to the holders of the shares of common stock. If the assets of our company are insufficient to permit the payment in full to the holders of the preferred shares of all amounts distributable to them under this section, then the entire assets of our company available for such distribution will be distributed ratably among the holders of the preferred shares. The preferred shares are non-voting and not entitled to dividends.

We issued the securities to seven non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 30, 2009, and following receipt of shareholder approval at our company’s annual and special meeting held on June 11, 2009, our company amended our Articles of Incorporation to increase the authorized number of preferred shares that may be issuable in series by our board of directors in their discretion from 1,000,000 preferred shares to 20,000,000 preferred shares in accordance with Section 78.207(3) of the Nevada Revised Statutes.

Following the filing of the Certificate of Amendment to increase the number of authorized preferred shares, our company filed a Certificate of Designation with the Nevada Secretary of State to establish a series of our company’s preferred stock, to be designated the Series C Non Voting Convertible Preferred Stock, the rights and restrictions of which are described above under Item 3.02.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
99.1	Press Release dated July 3, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE MOBILITY INTERNATIONAL, INC.

By: /s/ Randy Buchamer

Randy G. Buchamer
Chief Executive Officer and Director
(Principal Executive Officer and
Principal Financial Officer)
Dated: July 6, 2009

CW2699338.1